                                   EXHIBIT 5.1



                            [Schering AG Letterhead]


                                                                  April 15, 2002


Schering Aktiengesellschaft
Muellerstrasse 178
13353 Berlin
Federal Republic of Germany


Ladies and Gentlemen:

           I am General Counsel of Schering AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany. This opinion is being furnished in connection with the filing by Schering AG with the United States Securities and Exchange Commission of a Registration Statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of ordinary shares of Schering AG, no par value (the "Shares"), in connection with the merger of European Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Schering AG ("Sub"), with and into Collateral Therapeutics, Inc., a Delaware corporation ("Collateral"), pursuant to the terms of the Agreement and Plan of Merger dated as of March 19, 2002 (the "Merger Agreement"), among Schering AG, Sub and Collateral. The Shares will be represented by Schering AG's American Depositary Shares ("ADSs"). The ADSs will be issued pursuant to a deposit agreement dated as of September 26, 2000, among Schering AG, Morgan Guaranty Trust Company of New York, as depositary, and all holders from time to time of ADSs issued thereunder (as amended from time to time, the "Deposit Agreement").

           In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. In rendering the opinion expressed below, I have relied as to certain matters upon certificates and oral and written assurances from public officials.

           On the basis of the foregoing, I am of the opinion that the Shares covered by the Registration Statement and the ADSs, when issued in accordance with the terms of the Deposit Agreement, when delivered in exchange for shares of Collateral common stock pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

           I do not purport to be an expert on the laws of any jurisdiction other than the Federal Republic of Germany, and I express no opinion herein as to the effect of any other laws.

           This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Shares, as represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.



                                                   Very truly yours,



                                                   /s/ Horst Krueger
                                                   --------------------------
                                                   Name:  Horst Krueger
                                                   Title: General Counsel